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                                                            Exhibit No.  EX-99.j
Consent of PricewaterhouseCoopers LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 9, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Reports to Shareholders of Berwyn Fund and Berwyn Income Fund, and also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "General Information - Independent Accountants" and "Financial Statements" in the Statements of Additional Information.



PricewaterhouseCoopers, L.L.P.

Philadelphia, PA
April 24, 2001